THE MEMBERSHIP INTERESTS AND PERCENTAGE INTERESTS REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS CONTAINED IN THIS AGREEMENT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY SUCH APPLICABLE STATE LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER.

                        OPERATING AGREEMENT
                                FOR
                   Ridgeland Assisted Living, LLC
                       as of December 23,1998

                     OPERATING AGREEMENT
                              OF
                 Ridgeland Assisted Living, LLC

This Limited Liability Company Operating Agreement (including the schedules, appendices and exhibits attached hereto, collectively, this "Agreement") of Ridgeland Assisted Living, LLC, a Washington limited liability company (the "Company"), is made as of the 23rd day of December, 1998 among the members of the Company ("Members" and each "Member") whose names and addresses are set forth on Appendix A to this Agreement, who are all of the Members as of this date.

                             ARTICLE I
DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth in Schedule 1 unless otherwise expressly provided.

                             ARTICLE II

FORMATION; TERM; STATUS; ADOPTION OF AGREEMENT; PRINCIPAL OFFICE; OTHER BUSINESS VENTURES; TITLE TO ASSETS

2.1 Acknowledgment of Formation: Term. The Members acknowledge that the Company was formed pursuant to the Act by the filing of a Certificate of Formation in the form attached hereto as Appendix B with the Washington Secretary of State on December 11, 1998. The term of the Company shall continue until December 31, 2028, unless sooner terminated as provided in this Agreement.

2.2 Name; Purpose; Registered Agent and Registered Office. The name of the Company is Ridgeland Assisted Living, LLC. The Company has been organized for the following purposes:

   (a) To acquire, own and operate the Project and to provide and market related facilities and programs from the Project which are commonly associated with assisted living centers; and

   (b) To the extent permitted by any and all applicable laws, rules, and regulations and not inconsistent with the purposes specified in Section 2.2(a), or as otherwise agreed to by its Members, to transact any and all lawful business under the Act.

The address of the initial registered office of the Company is 3131 Elliott Avenue, Suite 500 Seattle, Washington 9812l. The initial registered agent of the Company is Corporate Service Company with an address of 1010 Union Avenue, SE, Olympia, Washington 98501.

2.3 Adoption of Agreement; Entire Agreement. The Members hereby execute and adopt this Agreement as the Limited Liability Company Operating Agreement of the Company; pursuant to the Act, and acknowledge that this Agreement, including the schedules, appendices and exhibits referenced herein, sets forth the entire understanding of the Members regarding its subject matter, and supersedes all prior understandings and agreements of the Members regarding its subject matter, including but not limited to any materials used in discussions by the Members prior to the organization of the Company.

2.4 Confirmation of Status: Scope of Authority. Each Member hereby agrees to its status as a Member upon the terms and conditions set forth in this Agreement. Except as may be otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to act for, assume any obligations or responsibility on behalf of, any other Member of the Company. Neither this Company nor this Agreement shall be deemed for any purpose to create or be a general partnership, limited partnership, "joint venture" or any similar relationship between the Members, and the Members intend that no Member or Representative be a partner of any other Member or Representative for any purpose other than federal and state tax purposes. This Agreement shall not be construed to suggest otherwise. In this context "joint venture" shall mean a legal entity in the nature of a partnership in the joint undertaking of a particular transaction for mutual profit.

2.5 Principal Office. The principa1 office of the Company shall be located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121 or at such other place or places as the Members may determine from time to time.

2.6 Other Business Ventures. Subject to the limitations set forth in Section 2.7, 2.8 and 6.4, any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Company nor the Members shall have any right by virtue of this Agreement in such other business ventures or to the income or profits derived therefrom.

2.7 First Right to Participate.

    (a) Neither Emeritus nor any Affiliate of Emeritus shall, directly or indirectly, participate in any capacity, or contract with any third party to act in

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

any such capacity on its behalf, as an owner, creditor, manager, consultant or otherwise, in the development, construction or operation of any assisted living facility similar to the Project located within Mississippi without giving MBME or its Affiliate the first right to participate in such future project or development opportunity on terms between MBME and Emeritus similar to chose contained herein. Emeritus shall provide MBME with written notice of any proposed project which is the subject of this subsection (a) including documentation reasonably necessary for MBME or its Affiliate to determine whether to participate. Such participation shall provide for a 50% interest in the project, with MBME's investment calculated based on the development/acquisition cost, as applicable, of the project. MBME shall provide Emeritus with its internal management recommendation within fifteen (15) days from receipt of such information and shall present its recommendation to the MBME Board of Directors for approval at the next regularly scheduled meeting (such time period shall not exceed forty-five (45) days). If MBME determines not to participate or does not respond within such initial fifteen (15) day period or if the MBME Board of Directors does not approve the proposal within such forty-five (45) day period, then Emeritus or its Affiliates shall be free to pursue such project either independently or with a third party. If Emeritus or its Affiliates subsequently offers such project to a third-party on materially different terms than those on which the project was offered to MBME, then Emeritus or its Affiliates shall provide notice and details of such revised terms to MBME and MBME and it Affiliate shall again have the above referenced time periods in which to determine whether MBME or its Affiliate wishes to participate on such revised terms. Provided, however, if MBME or its Affiliate declines to participate on three (3) projects, including any facilities covered by Section 2.7(b), located within Mississippi but outside of Hinds, Madison and Rankin Counties, Mississippi, the right to participate granted by this Section
2.7 shall terminate and have no further force or effect for any areas outside of Hinds, Madison and Rankin Counties, Mississippi and if MBME or its Affiliate declines to participate three (3) projects, including any facilities covered bv
Section 2.7(b), located within Hinds, Madison and Rankin Counties, Missippi, the right to participate granted by this Section 2.7 shall terminate and have no further force or effect for such three county area.

   (b) In the event Emeritus or an Affiliate thereof undertakes a multi-facility acquisition which includes assisted living facilities located in Mississippi, Emeritus shall have no restriction on closing any such acquisition, provided, however, Emeritus shall grant to MBME and its Affiliates a right to participate in such assisted living facilities included within such multi-facility acquisition which are located in Mississippi on terms fairly allocated by Emeritus or its Affiliate to reflect its investment in said Mississippi facilities including without limitation, a reasonable allocation of all costs associated with such multi-facility

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

acquisition. Such right to participate shall be offered within thirty (30) days after the closing of such multi-facility acquisition and shall conform to the requirements of Section 2.7(a). MBME shall be required to respond to such offer to participate within the time periods specified in Section 2.7(a). In the event MBME elects to participate in the ownership of such facility or facilities. Emeritus or its Affiliate shall be required to document such participation in accordance with Section 2.7(a) hereof. 2.8 First Right to Participate. Neither MBME nor any of its Affiliates shall, directly or indirectly, participate in any capacity, as an owner, creditor, manager, consultant or otherwise, in the development and operation of any assisted living facility located within Mississippi without giving Emeritus or its Affiliates the first right to participate in such future development opportunity on terms similar to those contained herein. MBME shall provide Emeritus with written notice of any proposed project including documentation reasonably necessary for Emeritus or its Affiliate to determine whether to participate. Such parcicipation shall provide for a 50% interest in the project, which Emeritus' investment calculated based on the development/acquisition cost, as applicable, of the project. Emeritus shall have forty-five (45) days from receipt of such information to provide a written response. If Emeritus determines not to participate or does not respond within such forty-five (45) day period, then MBME or its Affiliate shall be free to pursue such project either independently or with a third party. If MBME or its Affiliate subsequently offers such project to a third-party on materially different terms than those offered to Emeritus, then MBME or its Affiliate shall provide notice and details of such revised terms to Emeritus and Emeritus or its Affiliates shall again have forty-five (45) days in which to determine whether Emeritus or its Affiliates wishes to participate on such revised terms. Provided, however, if Emeritus or its Affiliates declines to participate on three (3) projects, the right to participate granted by this
Section 2.8 shall terminate and have no further force or effect.

2.9 Title to Company Assets. Title to all assets of the Company shall be held in the name of and belong to the Company, as an entity, and no individual Member shall have any ownership interest in such assets. The Company shall be the sole owner of all Project specific marketing and sales materials and other materials, literature and information developed by or on behalf of the Company. Unless otherwise agreed by the Members, the Project shall be operated under the name "Ridgeland Pointe", it being understood and agreed that as of the date hereof the Project is operated under the name "Ridgeland Court" and that, notwithstanding anything to the contrary set forth in this Agreement or the Management Agreement, any and all costs incurred by the Company in changing the name of the Facility, including the replacement/reprinting of signage, letterhead, marketing materials and any other property of the Company shall be borne solely by MBME and shall not be an expense of the Company. Moreover, notwithstanding the foregoing, each Member hereby acknowledges and agrees that any rights to use the name "Baptist" in any form is a limited non-exclusive non-assignable license to use such name only in connection with the operation of the Company and only in a manner and for time period expressly authorized by MBME. In the event MBME cease to be a Member of the Company for any reason, the Company's right to use the name "Baptis", in any form shall terminate effective as of the date on which MBME ceases to be a Member of the Company but the Company shall have the right, for a period of up to sixty (60) days thereafter to continue to use the name "Baptist" in connection with the operation of the Facility, it being understood and agreed that the Company shall be required to take all necessary action to remove the name "Baptist" from all signage, letterhead, marketing materials and any other property of the Company within such sixty (60) day period. 2.10 Guiding Principles. The Members acknowledge that elder care is an integral part of the health care mission of Mississippi Baptist Health Systems. Inc., a Mssissippi not for profit corporation ("MBHS"), the parent entity of MBME. The investment and participation by MBME in the Company is based on the Members' mutual agreement that the projects owned by the Company will be operated in the spirit of and consistently with the Mission Statement of MBHS attached hereto and incorporated as Exhibit B hereto (the "Guiding Principles"). The Members agree to support the Guiding Principles and understand that MBHS is a Southern Baptist healthcare organization. As such, the Members agree not advocate, allow or condone euthanasia or assisted suicide, even were these practices to be legalized. 2.11 Ancillary Services. Subject to the right of choice by the residents of the Project, the Members agree that any and all ancillary services which may from time to time be offered to to residents of the Project including but not limited to, rehabilitation therapy services and pharmacy services, shall be provided by MBME or its Affiliates as a preferred provider thereof; provided, however, that nothing herein shall be construed as requiring the Company or the manager of the Project pursuant to the Management Agreement to contract with MBME or such Affiliate at rates which are not reasonably competitive with other ancillary and pharmaceutical service providers in the relevant Jackson, Mississippi market or to enter into or continue to contract with MBME or such Affiliate in the event MBME or such Affiliate, as applicable, fails to provide the services for which it has been retained in accordance with the terms of such service agreements or otherwise breaches its obligations thereunder or hereunder.

                             ARTICLE III
                       CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. The Initial Capital Contribution of each Member shall be set forth opposite such Member's name and address on the attached Appendix A. Subject to approval of the Members, the Initial Capital Contributios may include amounts expended by a Member prior to the execution of this Agreement and amounts associated with certain licenses or rights to use certain intellectual property and knowhow which is being, or may in the future be, contributed by MBME and/or Emeritus. Hereafter, the names, addresses and Capital Contributions of the Members shall be reflected in the books and records of the

Company.

3.2 Additional Capital Contributions. If from time to time the Company has insufficient cash to pay its normal operating expenses or other expenses set forth in a budget approved by the Board, each Member hereby agrees to make Additional Capital Contributions to the Company in order to fund budgeted items. If the Board is not able to establish a mutually acceptable budget for any given year, the last agreed upon budget shall continue as the Company's budget with adjustments for any cost of living increases since such last approved budget year, provided that a Member may in the event of an emergency make an Additional Capital Contribution in order to provide the Company with sufficient funds as required by such emergency. Such cost of living adjustment shall be determined using the U.S. Department of Labor Consumer Price Index (urban-all items) or its successor, with the base year being the actual year of the last mutually approved budget year. Such Additional Capital Contributions (including any emergency Additional Capital Contribution) shall be made directly to the Company within thirty (30) days of receipt of a written request from either Member together with a statement of sources and uses, purposes and such other supporting information as reasonably deemed necessary by such Member. Each Member shall be obligated to contribute to the Company amounts in proportion to the Member's Percentage Interest as may be necessary to enable the Company to meet its necessary and reasonable operating expense needs or budget obligations. Any and all additional capital contributions pursuant to this Section shall be collectively referred to as an "Additional Capital Contributions."

In the event a Member fails to fund its share of any Additional Capital Contribution (including any emergency Additional Capital Contribution) within the time required and the other Member(s) elect to and actually fund such non-funding Member's share of any Additional Capital Contribution, then the funding Member shall be entitled to all rights and privileges granted herein with respect to the entire Excess Additional Capital Contribution (as defined below). Such funding Member shall be entitled to (i) a Cumulative Preferred Return which shall accrue from time to time on the entire excess of such Member's contribution over the amount contributed by the other Member(s) until such excess is fully recouped (any such excess contribution shall be referred to as an "Excess Additional Capital Contribution"), and (ii) certain distribution priorities specified in Appendix C, Section C.8. until such funding Member has recouped such Member's entire Excess Additional Capital Contribution, including, without limitation, any advance for the non-funding Member, together with any Cumulative Preferred Return. Such right of the other Member(s) to fund a non-funding Member's applicable share of any Additional Capital Contributions shall be in addition to, and not in lieu of, such Member's rights and remedies to enforce the specific terms and obligations of this Agreement against such non-funding Member, either at law or in equity.

3.3 Maintenance of Capital Accounts. The Company shall maintain for each Member a Capital Account in accordance with the rules applicable to partnerships in Regulation 1.704-1(b)(2)(iv) or any successor Regulation which by its terms would be applicable to the Company.

3.4 Capital Withdrawal Rights; Interest; Priority.

   (a) Except as expressly provided in this Agreement or required by law, no Member shall be entitled to withdraw or reduce such Member's Capital Contribution or to receive any distribution from the Company.

   (b) No Member shall be entitled to receive or be credited with any interest on the balance of such Member's Capital Account at any time other than with respect to a Member funding another Member's share of any Additional Capital Contribution.

   (c) Subject to Section C.8 of Appendix C, no Member shall have priority over any other Member for the return of Capital Contributions or for Profits, Losses, or distributions of Net Cash from Operations. 3.5 Guaranty of Borrowings. The Members anticipate that the Company will, from time to time, seek financing/refinancing in connection with the ownership if the Project. Emeritus agrees that, if any lender requires that the Members guarantee the Company's borrowings or to pledge its Membership Interest as security for the Company's borrowings, Emeritus will guarantee such borrowings or execute such pledge agreement. Emeritus shall have no obligation to guarantee any operating loans and MBME shall have no obligation to guarantee any type of debt or obligation of the Company. It is also contemplated that the Company will attempt to cause any such financing to be nun-recourse financing (without any personal liability). Each Member acknowledges that non-recourse financing may increase interest rates and require additional capital which shall be provided by the Members in accordance with the terms of this Agreement. In the event of a transfer of a Member's Membership Interest which is also a Guarantor of Company debt or which has pledged its Membership Interest as security for Company debt or entered into an Assumption Agreement with respect to any Company debt, the Company and the purchaser shall use their reasonable efforts to obtain the release of such transferring Member from any and all such guaranties, pledges and/or Assumption Agreements and if such release is not obtainable within sixty (60) days after the transfer, the Company and such purchaser shall provide other financial assurances reasonable acceptable to the Member which is party to such guaranty, pledge and/or Assumption Agreement.

                            ARTICLE IV
                  ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations. Certain provisions regarding allocations and distributions, including the timing of the payment of such distributions, are set forth in Appendix C.

                              ARTICLE V
                              MANAGEMENT

5.1 Management. Except for situations in which the approval of the Members is required by non-waivable provisions of the Act, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by the Members implemented under the direction of a board (the "Board") composed of Representatives selected as set forth in Section 5.6; and (ii) the Board shall determine and approve the overall objectives, policies, procedures, methods, and make all decisions and take all actions for the Company permitted by the Act, in order to carry on the Company's business consistent with the purposes of the Company as stated in Section 2.2 and not inconsistent with applicable law or the other provisions of this Agreement. Any decision or action of the Board taken in accordance with the provisions of this Agreement shall control and shall bind the Company.

5.2 Authority of the Board. Subject to the terms and provisions of this Areement and the Act, including, without limitation, the requirement of an unanimous vote of the Representatives, the Board shall have the authority to manage and operate the business of the Company. Without limiting the generality of the foregoing sentence, the Board, on behalf of the Company, shall have the authority to, or delegate authority to:

   (a) Enter into any and all agreements, contracts, documents, certificates and instruments necessary or convenient in connection with the management, maintenance and operation of the Company, or in connection with managing the affairs of the Company, including amendments to this agreement and the Certificate of Formation in accordance with the terms of this Agreement;

   (b) Borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any property of the Company; provided, however, that except as provided in Section 3.5, no such debt shall be guaranteed or otherwise secured by the property and/or credit of the Members unless expressly consented to by each such Member;

   (c) Execute in furtherance of any or all of the purposes of the Company, any agreement, contract or other instrument purporting to convey or encumber any or all of the property of the Company;

   (d) Invest, manage and distribute Company funds to the Members in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement, including, but not limited to, opening and maintaining Company bank accounts and authorizing signatories with respect thereto, subject to Section 11.5 of this Agreement;

   (e) Employ accountants, legal counsel, managing agents, and other Persons, including, but not limited to, Affiliates of Members, however, in the case of Affiliates subject to Section 5.8, 5.9 and 5.10 of this Agreement, to perform services for the Company and to compensate them from Company funds;

   (f) Make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of property of the Company pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of interests in the Company and Company distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Company's federal, state, or local tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent the Company and its Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and its Members, and to file any tax returns and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company or the Members;

   (g) Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on behalf of, or against, the Company in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

   (h) Distribute in accordance with Appendix C and the terms of this Agreement any Net Cash from Operations in excess of any reserves established by the Board:

   (i) Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to property of the Company and Members' liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the Act; and

   (j) Take all actions not expressly proscribed or limited by or addressed in this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company, including, but not limited to, the establishment, maintenance, and expenditure of reserves to provide for working capital, depreciation, debt service and such other purposes as it may deem necessary or advisable.

The Members acknowledge that the Company has delegated certain responsibilities set forth above pursuant to the terms of the Management Agreement.

5.3 Right to Rely on Board. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by all of the Representatives as to:

   (i) The identitv of any Member or Representative;

   (ii) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Board or the Members or which are in any other manner germane to the affairs of the Company;

   (iii) The person(s) who are authorized to execute and deliver any instrument or document of the Company; or (iv) Any act or failure to act by the Company or any other matter whatsoever involving the Company.

5.4 Functioning of Management.

   (a) Quorum. Representatives representing all of the Membership Interests in the Company shall constitute a quorum for the conducting of business. Therefore a quorum shall exist if at least on (1) Representative of each Member is present at a meeting of the Board. In the absence of a quorum at any meeting of the Board, a majority of the Representatives present may adjourn the meeting from time to time for a period not exceeding sixty (60) days without further notice. If a quorum exists at a subsequently reconvened meeting, any business may be transacted at such meeting held puruant to such adjournment which might have been transacted at the meeting as originally noticed.

   (b) Voting. The MBME Representative(s), either individually or collectively, shall vote the total Percentage Interest of MBME and the Emeritus
Representative(s), either individually or collectively, shall vote the total Percentage Interest of Emeritus.

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

   (c) Meetings. Regular meetings of the Board shall be held at least annually or more frequently as may be determined the Board. Any Member may upon three (3) days prior written notice to the ocher Members, call a special meeting of the Board at any time. Representatives may participate in a meeting by means of a conference telephone or similar communication equipment whereby all persons participating in the meeting can hear each ocher. Participation in a meeting in this manner shall constitute presence in person at the meeting.

   (d) Notice; Waiver; Minutes. All Members shall receive a notice of each meeting of the Board together with a copy of the proposed agenda fir such meeting at least three (3) days prior to a scheduled regular meeting date or upon the serving of notice of a special meeting. Attendance at a meeting if the Board (either in person or by means of conference telephone or similar communications equipment) shall constitute waiver of notice thereof, except where a Representative attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. The Board shall keep minutes of their meetings which shall be open for inspection by any Representative at any time.

   (e) Action Without Meeting. Any action which may be taken by the Board at a meeting may be taken without a meeting by the unanimous written consent of all the Representatives if the action is evidenced by one or more written consents describing the action taken, signed off by or on behalf of all the Representatives. Action taken under this Section is effective when all consents have been signed by or on behalf of all the Representatives, unless the consent specifies a different effective date.

5.5 Delegation of Authority. No Representative shall have the authority to bind the Company, nor shall any Representative be, nor hold himself out as, an agent of the Company, in each case, except pursuant to a collective action of the Board taken pursuant to Section 5.4. If a Representative falsely represents or inappropriately holds himself out as agent of the Company, the Member he represents shall be responsible to the Company for such false representations.

5.6 Board Members. The number of members of the Board shall be four, two of whom shall be elected or appointed by MBME ("MBME Representatives") and two of whom shall be elected by Emeritus ("Emeritus Representatives"). Each Member shall from time to time designate, by written notice to the other Member, its Representatives to serve on the Board. By like Notice, each Member may designate alternative Representatives, who shall have the authority to act in the absence of the Representatives. Each Member may at any time, by written notice to the other Member, remove its Representatives or alternate Representatives and designate replacements. The Representatives of each Member shall be authorized to take any and all actions with respect to the functions of the Board. The resignation or removal of a Representative shall not invalidate any act of such person taken

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

prior to the giving of written notice of his resignation or removal. The initial designees as Representatives are reflected on Appendix E. The members of the Board shall select a Representative who shall serve as chairman of the meetings of the Board.

5.7 Lovalty of Representatives. Each Representative shall be the agent of the Member that designated such Representative. Accordingly, (i) each Representative shall act (or refrain from acting) with respect to the business and affairs of the Company solely in accordance with the wishes of the Member that designated such Representative and (ii) no Representative acting in his capacity as a Representative, shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Company or any Member other than the Member that designated such Representative. Provided, however, the Members shall act in good faith with respect to each other in connection with the operations of the Company.

5.8 Transactions with Affiliates. The Company is specifically authorized to engage Members or their Affiliates to perform services to or for the Company, provided that:

   (a) no agreement, whether written or oral, between the Company and any Member or Affiliate (an "Affiliate Agreement") shall be entered into on behalf of the Company without prior disclosure to all Members of all of its material terms and provisions;

   (b) amounts paid to any Member or Affiliate and the terms and provisions of any Affiliate Agreement shall not be more favorable to such Member or Affiliate than would be the case with respect to an agreement negotiated on an arm's length basis with a Person that was not a Member or an Affiliate. By entering into this Agreement, the Members shall be deemed to have given their consent to the engagement of another Member or its Affiliate pursuant to an Affiliate Agreement;

   (c) the Members acknowledge that the Company shall enter into a Management Agreement in substantially the form attached as Appendix D with EC ; and

   (d) subject to Section 2.11, the Members acknowledge that the Compnay or entity managing the Project, as applicable, shall take an assignment of the Lease Agreement attached as Appendix E pursuant to an Assignment and Assumption Agreement and shall enter into an Ancillary Services Agreement with MBME or its Affiliates in substantially the form attached as Appendix F and Apppendix G, respectively. 5.9 Compensation; Expenses; Loans.

   (a) Except pursuant to an Affiliate Agreement or as provided in this Section

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

5.9, no Member or employee of such a Member shall receive any salary, fee or draw for services rendered to or on behalf of the Company, but a Member shall be reimbursed for any reasonable expenses incurred by such Member on behalf of the Company upon approval by the Members either before or after any such expenditure.

   (b) Members and their Affiliates may, with consent of the Members, lend or advance money to the Company. If any Member shall make a loan to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due to such Member from the Company. The amount of any such loan or advance by a lending Member shall bear interest at a rate per annum equal to the prime rate of interest quoted from time to time in the money rate section of The Wall Street Journal or its legal successor in interest plus one percent (1%) per annum but not in excess of the maximum rate permitted by law. Any change in the prime rate shall adjust the interest rate effective as of the date of such change. No Member shall be obligated to make any loan or advance to the Company. This subsection 5.9(b) shall have no effect on or application to the provisions of this Agreement relating to Additional Capital Contributions and Excess Additional Capital Contributions. 5.10 Standard of Conduct; Liability for Certain Acts. Each Member shall perform and cause its employees to perform its duties in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care as a corporate officer of like position would exercise under similar circumstances. A Member performing duties in compliance with this standard will not be liable for any action so taken or any failure to take action.

                              ARTICLE VI
                                MEMBERS

6.1 Powers of Members; Voting Rights. Except as expressly provided for herein, no Member shall act as an agent of the Company or have authority to act for or bind the Company. At any meeting of the Members, each Member shall have a vote proportionate to its Membership Interest. The affirmative vote of a makority of the total Membership Interests shall be the act of the Company, except as may otherwise be required by the Act, the Certificate of Formation, or this Agreement. The Members may designate a chairman to facilitate a meeting of the Members. Unless required by the Act, the Members anticipate taking all actions through meetings of the Board as opposed to meetings of the Members.

6.2 Proxies. At all meetings, a Member may vote in person or by proxy executed in writing by the Member or a duly authorized Designee. The proxy shall

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

be delivered to the other Members present before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.

6.3 Confidentiality. From the date of this Agreement until that date that is two (2) years after the date of withdrawal of any Member, such Member shall not in any manner, through its Affiliates, employees, agents or otherwise, or on behalf of or for the benefit of any other Person, directly or indirectly disclose or divulge to any Person, any sales, marketing or management materials, handbooks, customer, patient or supplier lists, business plans or other business information of the Company which relates solely to the Project or any other or future projects of the Company, each Member hereby stipulating that, among the Members, each such item of business information is material to the effective and successful conduct of the business and goodwill of the Company. The foregoing shall not preclude Emeritus from using similar marketing and sales techniques with respect to its other operations. Each Member shall advise and enforce the obligations of confidentiality with respect to its Affiliates, agents and representatives.

6.4 Non-Competition.

   (a) Emeritus and MBME, severally, agree that, except as otherwise specifically provided in this Section 6.4 or with the consent of the Company during the term of its ownership of any interest in the Company, it will not, directly or indirectly, enter into or in any manner develop or operate any assisted living facility or take part in any business operation or other endeavor which provides assisted living facilities, programs or services similar to the Project or as otherwise then being provided by the Company within the counties of Rankin, Hinds and Madison, Mississippi in any capacity, or contract with a third party to act in any such capacity on its behalf, as an employee, consultant, director, agent, owner, independent contractor or otherwise, or employ or solicit the employment of any of the Company's then current employees or former employees who had been employed by the Company within the prior twelve
(12) month period.

   (b) Emeritus and MBME, severally, further agree that, for a period of three
(3) years from the effective date of its withdrawal, disassociation or departure (pursuant to the terms hereof and as distinguished from a complete liquidation and dissolution of the Company) from the Company, it will not, directly or indirectly, enter into or in any manner take part in any business operation or other endeavor which provides facilities, programs or services similar to those then being provided by the Company within the counties of Rankin, Hinds and Madison, Mississippi as employee, consultant, director, agent, owner, independent contractor or otherwise, or solicit the employment of any of the

Company's then current employees or former employees who had been employed by the Company within the twelve (12) month period prior to any such withdrawal, disassociation or departure.

   (c) The Members agree and acknowledge that any breach of Section 6.3 or
Section 6.4 will result in damage or loss to the Company which cannot be reasonably or adequately compensated by monetary damages alone and will cause irreparable injury. The Members expressly agree that the Compay shall be entitled to injunctive and other equitable relief to prevent or remedy such a breach, and shall be entitled to reasonable attorneys' fees in connection therewith.

   (d) Notwithstanding the following, this Section 6.4 shall not apply to (i) any project or development in which a Member has declined to participate pursuant to Sections 2.7 and 2.8, (ii) that specific project to be located in Hattiesburg, Mississippi which is currently being contemplated by Emeritus or
(iii) those projects in which MBME or its Affiliates are currently involved or anticipate to be involved in Clinton and Brandon, Mississippi with Columbia Pacific Management Group, Inc. or an affiliate thereof. With respect to the Hattiesburg, Mississippi project, Emeritus will make a good faith effort to afford MBME an opportunity to participate in such project at a future date in accordance with Section 2.7. Such participation shall provide for a 50% interest in the project, with MBME's investment calculated based on the development cost of the Hattiesburg project. Provided, however, if a Member declines to participate in accordance with Section 2.7 and 2.8 on three (3) projects within the counties of Rankin, Hinds and Madison, Mississippi during the time in which both MBME and Emeritus are Members of the Company, the non-competition provisions contained in this Section 6.4 shall terminate and have no further force or effect as to the Member who is participating in such other projects but shall continue in full force and effect as to the Member who declined to participate in such other projects.

                                   ARTICLE VII
                          LIABILITY AND INDEMNIFICATION

7.1 Liability of Members.

   (a) A Member shall be liable only to make the payment of its Initial Capital Contribution and Additional Capital Contribution, required pursuant to Section
3.2 from time to time. No Member shall be liable, solely by reason of being a Member, under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, or for the acts or omissions of any other Member, agent, representative, or employee of the Company.

   (b) No distribution or other payment made to any Member shall be determined a return or withdrawal of a Capital Contribution unless so designated by the express provisions of this Agreement or by the Members in their sole and exclusive discretion, and no Member shall be obligated to pay any amount determined to be a return or withdrawal of a Capital Contribution to any Person for the account of the Company.

   (c) No Member shall have any obligation to the Company or any other Member to restore a negative balance in such Member's Capital Account to zero.

7.2 Indemnification. The Members, the Representatives and the officers and directors of the Members, (each, an "Indemnitee") shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee's status as a Member or an Affiliate of the Company which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful and (ii) the Indemnitee's conduct did not constitute gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this Article VII shall be made only out of the assets the Company, and no Member shall have any personal liability on account thereof. Notwithstanding anything contained herein to the contrary, the foregoing indemnification shall have no application or effect with respect to any actions or omissions of a Member acting in a capacity, contractual or otherwise, other than as a Member hereunder. Any recovery pursuant to the terms and provisions of this indemnification provision shall be reduced dollar-for-dollar by proceeds of any applicable insurance collected by such Member.

7.3 Expenses. Expenses (including reasonable attorney's fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 7.2 may be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Members, upon the receipt by the Company of a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article VII.

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

7.4 Non-Exclusivity. The indemnification and advancement of expenses set forth in this Article VII shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may also be entitled, and shall not limit in any way any right which the Company may have to indemnify the same or different Persons or classes of Persons.

7.5 Insurance. The Company' shall purchase and maintain insurance with limits and coverages referenced on Exhibit 7.5 (insurance) or as otherwise determined by the Board from insurance companies approved by the Board.

                                  ARTICLE VIII
                  TRANSFERS OF INTERESTS; EVENTS OF WITHDRAWAL

8.1 Transfer of Membership Interests Restricted. No Member shall Transfer all or any part of a Membership Interest except with the prior written consent of Members holding least a majority of all of the non-transferring Member's Membership Interests in the Company. A transferee of the entire Membership Interest of a Member shall become a substitute Member in place of the transferor only if the Transfer has received the approval of Members (such approval to be given or withheld at the sole discretion of such Members) and the transferee has executed an instrument accepting and agreeing to be bound by the terms and provisions of the Certificate of Formation and this Agreement. A Transfer to which other Members have so consented, as provided above, shall be effective as of the date specified in the instruments relating thereto. Transfer of any Membership Interest in the Company may be made only on the transfer books of the Company. Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make any Transfer. Any Transfer purported to be made without complying with the applicable provisions of this Section shall be void but the Member may be required to sell and the Company may be required to purchase the Membership Interest of the transferring Member pursuant to this
Article VIII. The Members acknowledge and agree that the restrictions on the Transfer of Membership Interests under this Agreement are reasonable, are related to the objectives of the Members, and are in the best interests of the Members and the Company.

8.2 Events of Dissociation. Upon the occurrence of an event of dissociation describe in Section (1)(a) through (I) of Section 25-15-130 of the Act with respect to any Member ("Event of Dissociation"), such Member shall sell, and the Company shall purchase, all of the Membership Interest owned by such Member, at such price and on such terms as provided in Section 8.4; provided, however, the Company may elect to dissolve and terminate in accordance with Article IX in liey of purchasing such dissociated Member's Membership Interest.

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

8.3 Rights Following Triggering Event. Upon the occurrence of a Triggering Event and subject to the Company's right to dissolve and terminate under Article IX in lieu of purchasing such Member's Membership Interest, the Company and/or the non-offending Member(s) shall have the right, but not the obligation, to purchase such offending Member's Membership Interest in accordance with Section
8.4. If such right to purchase is exercised, the offending Member or such Member's successor in interest shall sell its Membership Interest to the Company or the non-offending Member and shall only have the following rights with respect to the Membership Interest of such offending Member after the occurrence of a Triggering Event:

   (a) the rights provided under Section 25-15-135 of the Act;

   (b) the right to receive, up to the date of closing under Section 8.4, the share of allocations and distributions, including distributions representing the return of Capital Contributions, to which such Member would have otherwise been entitled; and

   (c) the right to receive the purchase price for such Membership Interest as determined in Section 8.4.

In no event shall any such offending Member or his successor in interest be entitled to exercise any other rights of a Member, including the right to vote. The rights set forth in this Section 8.3 shall supersede any right such Member would otherwise have to receive from the Company the fair value of its Membership Interest pursuant to the Act.

8.4 Closing; Payment of Purchase Price. The provisions of this Section 8.4 shall apply upon the occurrence of a Triggering Event or pursuant to the option to purchase granted in Section 8.7 below.

   (a) The closing of any sale under this Section 8. shall take place at th2 principal office of the Company' on the date and the time specified to the selling Member, but in no event later than one hundred twenty (120) days after the Company receives notice of the Triggering Event. If the closing date is not a day upon which commercial banks are open for business in Seattle, Washington, the closing shall occur on the next such day.

   (b) The fair market purchase price for the Membership Interest under this
Section 8.4 will be an amount mutually determined by the Members and if no agreement is reached by the Members within thirty (30) days after the Triggering Event an amount equal to the fair market value of the Company as a "going concern" with no discount due to minority ownership interests or lack of marketability of the Membership Interests but with such discount as the appraiser deems to be appropriate due to the impact of existing and potential

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

competition with the Project or the Company, as determined by an expert appraiser with at least five (5) years experience in valuing healthcare related projects similar to the Project and who is mutually acceptable to the Members. If the Members are unable to mutually select an expert appraiser, the provision for determining fair market value contained in Section 9.5 shall govern. With such amount adjusted by any amounts due to the Company by, or payable to, the offending Member relating to any unrepaid loans or Additional Capital Contribution made to fund a non-funding Member's share of an Additional Capital Contribution. In the event of a transfer of a Member's Membership Interest which is also a guarantor of Company debt, the Company and the purchaser shall use their reasonable efforts to obtain the release of such transferring Member(s) from any and all such guaranties, pledges and/or Assumption Agreements and if such release is not obtainable within sixty (60) days after the transfer, the Company and such purchaser shall provide other financial assurances reasonably acceptable to the Member which is a party to such guaranty, pledge and/or Assumption Agreement. At the closing, the Company shall pay to the offending Member the purchase price in immediately available funds. All Membership Interests purchased by another Member or an approved third party shall at all times remain subject to the terms and provisions of this Agreement, including, without limitation, the transfer restrictions contained herein.

8.5 Forfeiture. No Member may withdraw, resign or retire from or otherwise cause a voluntary dissolution of the Company except as expressly provided in this Agreement. In the event a Member withdraws from the Company in violation of this Agreement or otherwise violates the terms of this Agreement following withdrawal, the Member shall not be entitled to a return of such Member's Capital Contribution, shall not be entitled to receive any other type or form of payment or property from the Company for its Membership Interest, and shall be deemed to have forfeited such Membership Interest. All of the Members hereby acknowledge that the damages suffered by the Company and the other Members as a result of such withdrawal are not susceptible of definite determination, and that therefore such forfeiture of a withdrawn Member's entire Membership Interest shall be deemed to constitute the amount by which any amount otherwise payable to a withdrawn Member would be reduced pursuant to Section 25-15-130 of the Act.

8.6 Additional Members. After the formation of the Company, any Person may become a Member upon obtaining the approval of the Members of the Company holding a majority of the Membership Interests. No additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

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

   (a) Upon the second anniversary of formation of the Company and every two years thereafter, MBME shall have the right, notwithstanding any other provision of this Agreement to the contrary, to put to Emeritus for purchase. MBME's Membership Interests in the Company at a purchase price equal to $909,377 (MBME's initial investment in the Company) if the yield on a Member's cash investment in the Company after debt service is less than ten percent (10%) on an annualized basis during the second year of the applicable two year period. MBME must exercise such put right within sixty (60) days after receipt of the Company's financial statements for the second year of the applicable two year period. In the event MBME elects to put its Membership Interest to Emeritus for purchase, Emeritus shall be obligated to purchase for cash the entire Membership Interest of MBME within six (6) months following the date of MBME's election. In such a case, Emeritus shall have a mandatory obligation to purchase al1 of the Membership Interests of MBME.

   (b) In the event that the management agreement between Emeritus the owner of Trace Pointe located on Northside Drive, Clinton, Mississippi, is terminated for cause due to a default by Emeritus, Emeritus shall promptly provide MBME written notice of such termination and MBME shall have a one time right to put to Emeritus for purchase MBME's Membership Interests in the Company at a purchase price of $909,377 (MBME's initial investment in the Company). MBME must exercise such put right within sixty (60) days after receipt of actual notice from Emeritus of such termination. In the event MBME elects to put its Membership Interest to Emeritus for purchase, Emeritus shall be obligated to purchase for cash the entire Membership Interest of MBME within six (6) months following the date of MBME's election. In such a case, Emeritus shall have a mandatory obligation to purchase all of the Membership Interests of MBME.

   (c) In the event that (i) EC is in default with respect to its obligations under the Management Agreement, (ii) MBME has given written notice of such default in accordance with the terms of the Management Agreement and (iii) EC has failed to cure such default within any applicable cure periods provided for in the Management Agreement (an "Uncured Default"), MBME shall have the right after the expiration of such cure periods to put to Emeritus for purchase MBME's Membership Interests in the Company at a purchase price equal to the greater of
(i) fair market purchase price as determined in accordance with Section 8.4, or
(ii) $909,377 (MBME's initial investment in the Company). MBME must exercise such put right within sixty (60) days after the later of the expiration of the applicable cure periods or the date of the determination of the fair market value purchase price. In the event MBME elects to put its Membership Interest to Emeritus for purchase pursuant to this Section 8.7(c),

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

Emeritus shall have the right to provide MBME with written notice within twenty
(20) days thereafter of its intent to submit to arbitration in accordance with the terms of this Agreement, the existence of an Uncured Default: provided, however, in the event Emeritus either does not timely elect to arbitrate the existence of an Uncured Default or an Uncured Default is found to exist after the matter has been submitted for arbitration, Emeritus shall be obligated to purchase for cash the entire Membership Interest of MBME within six (6) months following the date of MBME's election. In such a case, Emeritus shall have a mandatory obligation to purchase all of the Membership Interests of MBME.

   (d) Emeritus or MBME shall provide to the other prompt written notice of any event, notice or series of events of which it has actual knowledge relating to the Project or its operations that is likely to, or which may after the passage of time, be reasonably expected to jeopardize or have a material adverse effect on the accreditation of MBME with the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") in any manner or have a substantial and material adverse effect on the economic operation of the Company or the Project as a result of compliance with JCAHO standards or requirements. In such a case, MBME shall have the right, notwithstanding any other provision of this Agreement to the contrary, to put to Emeritus for purchase MBME's Membership Interests in the Company at a fair market purchase price determine in accordance with Section
8.4. MBME must exercise its option to put its Membership Interest to Emeritus by written notice to Emeritus within sixty (60) days after the receipt or delivery of the notice referenced above, a applicable. In the event MBME elects to put its Membership Interest to Emeritus for purchase, Emeritus shall be obligated to purchase for cash the entire Membership Interest of MBME. In such a case, Emeritus shall have a mandatory obligation to purchase all of the Membership Interests of MBME.

   (e) MBME's put right contemplated by subsection (b) shall be a one time right and only the put rights set forth in subsections (a), (c) and (d) shall continue from year to year in the event MBME elects not to exercise its put right on any occasion on which the same applies, it being understood and agreed that a waiver of the put right provided in subsections (a), (c) and (d) at any applicable periodshall not be considered a waiver of any future put rights of MBME triggered by future events under subsections (a), (c) or (d).

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

                                   ARTICLE IX
                           DISSOLUTION AND TERMINATION

9.1 Events of Dissolution. The Company may be dissolved upon the occurrence of any of the following events:

   (a) the affirmative vote by or on behalf of Members holding a majority of all Membership Interests in the Company to dissolve the Companv;

   (b) the expiration of the term stated in Section 2.1;

   (c) the sale or other disposition of substantially all of the assets of the Company and the receipt and distribution of all of the proceeds therefrom;

   (d) the occurrence of an event of dissociation with respect to a Member under
Section 25-15-130(1)(a) through (i) of the Act (other than a Transfer of a Membership Interest permitted under Section 8.1) unless, within ninety (90) days of such event, a proposal to continue the Company receives the approval of Members holding a majority of all Membership Interests in the Company, other than that of those of the subject Member (provided, that if such collective approvals do not constitute the approval of owners of a majority of the profits interests and capital interests in the Company determined in accordance with Rev. Proc. 95-10 and, excluding the Membership Interest held by the subject Member, then only the approval of Members owning such a majority of the profits interests and capital interests in the Company shall constitute approval of such proposal), in which event the business of the Company shall be continued in accordance with this Agreement;

   (e) when so required in accordance with other provisions of this Agreement;
or

   (f) as otherwise required by the Act, including but not limited to the entry of a decree of involuntary dissolution pursuant to Section 25-15-275 of the Act.

9.2 Conclusion of Affairs. Subject to the operation of Section 9.5, in the event of the dissolution of the Company for any reason, if the Company is not continued as permitted by this Agreement, the Members shall proceed promptly to wind up the affairs of the Company and to file with the Washington Secretary of State a Certificate of Dissolution disclosing such dissolution. Except as otherwise provided in this Agreement, the Members and their successors in interest shall continue to share distributions and allocations during the period of winding up in the same manner as before the dissolution. The Members shall determine the time, manner and terms of any sale or sales of the Company property pursuant to such winding up, having due

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

regard to the activity and the condition of the Company and relevant market and financial and economic conditions, and consistent with their obligations to the Members.

9.3 Liquidating Distributions. After paying or providing for the payment of all debts and liabilities of the Company and all expenses of winding up, and subject to the right of the Members to set up such reserves as they may deem reasonably necessary for any contingenct or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation, and any other remaining assets of the Company, shall be distributed to or for the benefit of the Members (and their successors in interest) in accordance with Section C.8 of Appendix C. Subject to
Section 9.5, no Member shall have any right to demand or receive property other than cash upon dissolution and winding up of the Company; however, the Members shall have the right and power to distribute assets in kind (whether to some or all of the persons entitled to such distributions), valued at the then estimated fair market value of such assets, as a liquidating distribution to Members or their successors in interest.

9.4 Termination. Within a reasonable time following the completion of the winding up of the Company, the Company shall supply to each Member a statement which shall set forth the assets and the liabilities of the Company as of the date of complete winding up and the portion to be received by each Member of the distributions pursuant to this Agreement. Upon completion of the winding up of the Company and the distribution of all Company's assets, the existence of the Company shall be terminated, and the Members shall execute and file with the Washington Secretary of State a Certificate of Cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

9.5 Required Distribution in Kind Under Certain Circumstances. In the event that the Company is dissolved and not continued after an event of dissolution described in Section 9.1(d) of this Agreement, and neither the Company nor the non-offending Member elect to exercise its option to purchase under Article VIII, then any Member(s) who desires to continue operating its business in substantially the same manner as prior to such event of dissolution, shall have the right (but not the obligation) to demand that the appropriate portion of the assets of the Company be distributed in kind to them and to the successors in interest of any former Member desiring to participate in the continuation of the business, on the condition that any other Member is first paid for his or her Membership Interest (including any and all Additional Capital Contributions, Excess Additional Capital Contributions and Preferred Cumulative Returns as applicable) in the Company in cash (such cash may be provided by the continuing Member(s) as Additional Capital Contributions) or on any such other terms as may be agreed to by the continuing Members, on the one hand, and those entitled to payment, on the other hand and that sufficient funds, reserves or commitments are established to fully satisfy all liabilities or obligations of the Company. The net fair market value of Company assets shall be determined by agreements between (i) the Members desiring to continue the business, and (ii) the persons whose interests are to be purchased. If the interested parties are unable to agree within ten (10) days after the event of dissolution, the Members desiring to continue the business shall have

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

the right to select one appraiser, the persons whose interests are to be purchased shall have the right to select a second appraiser. Each appraiser shall be instructed to value the Company as a "going concern" with no discount due to minority ownership interests or lack of marketability of the Membership Interests but with such discount as the appraiser deems to be appropriate due to the impact of existing and potential competition with the Project or the Company. The Members shall compare the two appraisals and calculate the arithmetic mean of the two values. If both values are within five percent (5%), plus or minus, of the mean value, the Members shall accept the mean value as the appraisal value. If the appraised values are not within the range of five percent (5%), plus or minus, of the mean value, the Members shall engage the services of a third appraiser, who shall be chosen by the two original appraisers unless the Members shall otherwise agree on a third appraiser. The Members shall equally bear the expenses of the third appraiser. The third appraiser shall not be privy to the valuation of the first two appraisers. When the parties receive the opinion of the third appraiser, they shall compare it to the original two values. The Purchase Price shall be the arithmetic mean of the two values that are closest to each other. All appraisers shall have at least five (5) years of experience in valuing healthcare related businesses similar to the Project and the Company and all reports and recommendations of each appraiser shall be provided, in writing, no later than forty-five (45) days after the date of the engagement.

                                    ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

10.1 In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in
Section 10.2 hereof, and such warranties and representations shall survive the execution of this Agreement. 10.2 Representations and Warranties. Each Member hereby represents and warrants the following:

   (a) Due Organization or Formation; Authorization of Agreement. If an Entity, such Member is duly organized or duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Each Member has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement has been duly authorized. This Agreement constitutes the legal, valid, and binding obligation of each Member, except as such enforceability may be limited by creditors rights laws and gencral principles of equity.

   (b) No Conflict With Restrictions, No Default. Neither the execution, delivery and performance of this Agreement nor the consummation by a Member of the transactions contemplated hereby will (i) conflict with, violate or result in a breach of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates; (ii) conflict with, violate, result in a breach of, or constitute a default under any governing document of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its material properties or assets is subject; (iii) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval, under any indenture, mortgage, lease agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound; or (iv) result in the creation or imposition of any lien upon any of the material properties or assets of such Member or any of its Affiliates.

   (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or the consummation by such Member of the investment contemplated hereby has been completed, made or obtained on or before the effective date of this Agreement.

   (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Member or any of its Affiliates, threatened against or affeccing such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation, could lead to any action, suit, or proceeding, which would, if adversely determined) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

   (e) Investment Company Act; Public Utility Holding Company Act. Neither Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest in the Company be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Neither Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest in the Company be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935, as amended.

   (f) Accredited Investor; Acquisition for Investment Purposes Only. Member is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Member is acquiring its Membership Interest individually and as principal for its own account, for investment purposes only, and not as a nominee or agent for any other Person and not with a view to, or for the offer or sale in connection with, any resale or other distribution of any such Membership Interest. Member agreed and acknowledges that it will not, directly or indirectly, offer, transfer, sale, assign, pledge, hypothecate or otherwise dispose of (collectively, "Offer") any Membership Interest unless such Offer complies with the terms of this Agreement and is either: (i) pursuant to an effective registration statement under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, or (ii) exempt from registration under the Securities Act and applicable blue sky or state securities laws.

                                   ARTICLE XI
                          ACCOUNTING AND BANK ACCOUNTS

11.1 Accounting Method. The books of the Company shall be kept on the accrual method or any other accounting method as may be designated by the Members from time to time in accordance with the Code.

11.2 Books and Records. The books and records of the Company shall be maintained at its principal place of business. Each Member (or such Member's designated representative) shall have the right upon prior notice and during ordinary business hours and upon reasonable notice to inspect and copy (at such Member's own expense) the books and records or the Company.

11.3 Financial Reports. As soon as reasonably, practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to each Member the financial statements of the Company together with all information with respect to the Company necessary for the preparation of the Members' federal, state, and local income tax returns.

11.4 Tax Returns and Elections/Tax Matters Member. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes which the Members reasonably believe will produce the most favorable tax results for the Members. Emeritus is specifically authorized to act as the "Tax Matters Member (Partner)" under the Code and in any similar capacity under state or local law, provided that such Member shall at all times consult with and keep advised all other Members with respect to all communications to and from the relevant tat authorities

11.5 Bank Accounts. If required by the Board, all funds of the Company shall be deposited in a separate bank, money market or similar account or accounts approved by the Members and in the name of the Company. Withdrawals therefrom shall be made only by persons authorized to do so by the Board, and only as follows:

   (a) for operating expenses within budgets have been approved by the Board;

   (b) for capital expenditures within budgets which have been approved by the Board; and (c) for other purposes as approved by the Board.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

12.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to a Member or to an executive officer of a Member to whom the same is directed or if sent by registered or certified mail, postage and charges prepaid, return receipt requested, or by overnight courier of national reputation or transmitted by facsimile transmission, in each case addressed to the Member's and/or

Company's address or facsimile number, as appropriate, which is set forth in the books and records of the Company. Any such notice shall be deemed to be given as of the date so delivered or "faxed", as of the next business day if delivered by overnight courier, and if sent by mail, five (5) business days after deposit with the United States mail, addressed and sent as aforesaid.

12.2 Governing Law. This Agreement and all questions with respect to its construction, enforcement, or interpretation, the rights and obligations of the Members, or the formation, administration, or termination of the Company shall be governed by the Act and other applicable internal laws of the State of Washington.

12.3 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may otherwise have to maintain any action for partition with respect to the property of the Company.

12.4 Execution of Additional Instruments. Each Member hereby agrees to execute such documents or instruments as may be necessary to comply with applicable laws, rules, or regulations.

12.5 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the neuter gender shall include the masculine and feminine genders and vice versa.

12.6 Headings. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

12.7 Waivers. The failure of any Member to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver of any subsequent violation or of the right to so insist. Any Waiver by a Member shall be in writing, shall only apply to express events or terms set forth therein and shall be signed by the Member granting such waiver in order to constitute a valid waiver.

12.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and also are provided in addition to any other rights the Members may have by law, statute, ordinance or otherwise.

12.9 Severability. Any provision of this Agreement that is invalied, illegal, or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction and only to the extent of such invalidity, illegality, or unenforceability, and without rendering ineffective the remaining provisions of the Agreement in any jurisdiction.

12.10 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Members and, to the extent permitted by this Agreement, their successors in interest.

12.11 No Third Party Beneficiaries. None of the provisions of this Agreement (other than Section 5.3) shall be construed to be for the benefit of or enforceable by any Person other than the Members and, to the extent permitted by this Agreement, their successors in interest. The terms and provisions hereof are exclusively for the benefit of the Members and not for the benefit of any third party.

12.l2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

12.13 Facsimile Signatures. In order to expedite any actions of the Company, telecopied signatures may be used in place of original signatures on this Agreement or any documents or certificates contemplated hereby. All Members intend to be bound by the signatures on the telecopied document, are aware that other Members will rely on the telecopied signatures, and hereby waive any and all defenses to the enforcement of the terms of this Agreement or any documents or certificates contemplated hereby based on the form of signature.

12.14 Attorneys' Fees. If any Member commences legal proceedings for any relief against another Member arising out of this Agreement or any exhibits or certificates contemplated hereby, the losing party shall pay the prevailing party's reasonable attorneys' fees upon final settlement, judgment or appeal thereof.

12.l5 Arbitration Provisions.

   (a) Each Member shall have the right to submit any dispute between the Members relating to this Agreement or the Company to binding arbitration and each Member hereby consents to binding arbitration. All disputes between the Members submitted to arbitration shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority: (i) the terms of these arbitration provisions; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the Laws of the State of Washington. The validity and enforceability of these arbitration provision shall be determined in accordance with this same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction.

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

   (b) All statutes of limitation applicable to any dispute shall apply to any proceeding in accordance with these arbitration provisions.

   (c) Arbitrators are empowered to resolve disputes by summary rulings substantially similar to summary judgments and motions to dismiss. Arbitrators shall resolve all disputes in accordance with the applicable substantive law. Any arbitrator selected shall be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the dispute. With respect to a dispute in which the claims or amounts in controversy do not exceed $250,000, a single arbitrator shall be chosen in good faith by the Members and shall resolve the dispute. In such case, the arbitrator shall be required to make specific, written findings of facts, and shall have authority to render an award up to but not to exceed $250,000, including all amounts properly payable and costs, fees and expenses. A dispute involving claims or amounts in controversy exceeding $250,000, may be decided by a single arbitrator if mutually agreed upon by the Members and if they are unable to mutually agree by a majority vote of a panel of three arbitrators selected in good faith by the Members (an "Arbitration Panel"), the determination of any two of the three arbitrators constituting the determination of the Arbitration Panel; provided, however, that all three arbitrators on the Arbitration Panel must actively participate in all hearings and deliberations. Arbitrators, including any Arbitration Panel, may grant any remedy or relief deemed just and equitable and within the scope of these arbitration provisions and may also grant such ancillary relief as is necessary to make effective any award. Arbitration Panels shall be required to make specific, written findings of fact and conclusions of law. The determination of an arbitrator or Arbitration Panel shall be binding on all Members and the Company and shall not be subject to review or appeal.

   (d) To the maximum extent practicable, the AAA, the arbitrator (or the Arbitration Panel, as appropriate) and the Members shall take any action necessary to require that an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the dispute with the AAA. Unless the Members shall agree otherwise, arbitration proceedings hereunder shall be conducted in Seattle, Washington. Arbitrators shall be empowered to impose sanctions, permit or order depositions and discovery and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law. With respect to any dispute, each Member agrees that all discovery activities shall be expressly limited to matters directly relevant to the dispute and any arbitrator, Arbitration Panel and the AAA shall be required to fully enforce this requirement. The provisions of these arbitration provisions shall survive any termination, amendment or expiration of this Agreement, unless the Members otherwise expressly agree in writing. To the extent permitted by applicable law, arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees and arbitrators' fees) to the prevailing Member or, if no clear prevailing Member, as the arbitrator (or Arbitration Panel, if applicable) shall deem just and equitable. Each Member agrees to keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable law.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first written above.


Mississippi Baptist Medical Enterprises, Inc.
By: /s/ Michael K. Stevens
   --------------------------------------------
    Michael K. Stevens, Executive Director

Emeritus Properties XI, LLC
By : Emeritus Corporation
   --------------------------------------------
Its : Sole Member

By: /s/ Kelly J. Price
   --------------------------------------------
Its: Vice President of Finance

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

                                   SCHEDULE I
                                   DEFINITIONS

"Act" means the Washington Limited Liability Company Act, as amended from time to time.

"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

   (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

   (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(d)(ii)(4),1.704-1(b)(2)(d)(ii)(5),and 1.704-1(b)(2)(d)(ii)(6) of
the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith. "Adjusted Capital Account" means the Capital Account balance of a Member, increased by such Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

"Adjusted Capital Contribution" means, as of any day, a Member's Capital Contributions adjusted as follows:

   (i) Increased by any amounts actually assumed by such Member to any Company lender pursuant to the terms of any Assumption Agreement; and

   (ii) Reduced, but not below zero, by the amount of cash distributed to such Member pursuant to Section C-6 of Appendix C attached hereto.

In the event any Member transfers all or any portion of its interest in the Company in accordance with the terms of this Agreement, such Member's transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred interest.

"Affiliate" means, with respect to any Person, (i) any Person directly or indirectly

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

controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person. (iii) any officer, director, trustee or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls, " is controlled by, " or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or Entity, whether through the ownership of voting securities, by contract or otherwise. For al1 purposes, neither Holiday Retirement Corp. nor Columbia Pacific Group, Inc. or any subsidiary or affiliate thereof shall be considered an affiliate of Emeritus.

"Assumption Agreement" means any agreement and any amendment, modification or renewal thereof between the Company, any of the Members, and/or any Person or Entity to whom the Company is indebted pursuant to a loan agreement, any seller financing with respect to an installment sale, a reimbursement agreement, or any other arrangement (collective1y referred to as a "loan" for purposes of this Agreement) pursuant to which any Member expressly assumes any individual liability with respect to such loan. The amount of any such loan shall be treated for all purposes under this Agreement as assumed by the Member(s) who enter(s) into an Assumption Agreement in the proportions set forth in such Assumption Agreement, and their respective amounts so assumed shall be credited to their respective Capital Accounts as described under the definition of Adjusted Capital Contribution (provided such amounts shall not be considered in determining any purchase price of a Member's Membership Interest under the terms of this Agreement). To the extent such loan is repaid by the Company, such Members' Capital Accounts shall be debited with their respective shares of the repayments as described under the definition of Adjusted Capital Contribution. To the extent such loan is repaid by some or all of the Members from their own funds, there shall be no adjustments to their Capital Accounts.

"Capital Account" means the Capital Account maintained for any Member in accordance with Regulation Section 1.704-1(b). By way of enumeration, and not of limitation:

   (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section
C.2 or C.3 if Appendix C attached hereto and the amount of any Company liabilities assumed by such Member and debited to such Member's distributive share of Losses, any items in the nature of expenses or losses that are specially allocated pursuant to Section C.2 or C.3 of Appendix C attached hereto, the amount of cash distributed to the Member pursuant to this Agreement and the amount of any liabilities of such Member assumed by the Company; and

   (ii) In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

It is intended that Capital Accounts be maintained in compliance with Regulation
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members shall determine it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section C.8 of Appendix C attached hereto upon the dissolution of the Company. The Members also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b). Notwithstanding anything contained herein to the contrary, any provisions requiring or permitting the purchase of a Member's Membership Interest under the terms of this Agreement based on such Member's Capital Account shall not include any portion of said Capital Account associated with any Assumption Agreement relating to such Member.

"Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a person or Entity relate to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulation Section l.704-1(b)(2)(iv)(d)(2).

"Certificate of Formation" means the Certificate of Formation of the Company as filed with the Secretary of State of Washington, as the same may be amended or restated from time to time.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company Minimum Gain" has the same meaning as "partnership minimum gain" as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

"Cumulative Preferred Return" shall be equal to an interest rate accruing from the date any Excess Capital Contributions until such amount is actually repaid in full at the lesser of: (i) the prime rate as quoted from time to time in the money rate section of the

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

Wall Street Journal plus five percent (5%) per annum or (ii) the maximum nonusurious interest rate allowed by law, compounded annually, on the then outstanding balance thereof. The outstanding balance of accrued interest as of January 1 of each year in which an Excess Additional Capital Contribution is outstanding shall be compounded annually by adding the unpaid interest to the then outstanding principal amount of the Excess Additional Capital Contribution plus any previously compounded interest.

"Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year. Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other such recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members. "EC" means Emeritus Corporation, a Washington corporation, and any permitted successor or assignee thereof.

"Emeritus" means Emeritus Properties XI, LLC, a Washington limited liability company and any permitted successor or assignee thereof.

"Emeritus Representative" is defined in Section 5.6.

"Entity" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, or foreign business organization.

"Fiscal Year" means (i) the period commencing on the effective date of this Agreement and ending on the immediately succeeding December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Appendix C hereof. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

   (i) The initial Gross Asset Value of any asset contributed by a Member of the Company shall be the gross fair market value of such asset as determined by the Members.

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

   (ii) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulation
Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

   (iii) The Gross Asset Values of Company assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Members; and

   (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Sections l.27 and C.2(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph(i), subparagraph(ii), or subparagraph(iv) hereof such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Lease Agreement" means that certain Lease Agreement dated June 10, 1998 between Emeritus Properties I, Inc. and Mississippi Baptist Health Systems, Inc.

"Management Agreement" means that certain Management Agreement for the operations and management of the Project between the Company and EC, dated December 23, 1998 and any amendment, modification or renewal thereof.

"MBME" shall mean Mississippi Baptist Medical Enterprises, Inc., a Mississippi corporation, and any permitted successor or assignee thereof.

"MBME Representative" is defined in Section 5.6.

"Member" means each of the parties listed on Appendix A and also any Person subsequently admitted to membership in the Company.

"Member Nonrecourse Debt" has the same meaning as "partner nonrecourse debt" as set forth in Section 1.704-2(b)(4) of the Regulations.

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

"Member Nonrecourse Deductions" has the same meaning as "partner nonrecourse deductions" as set forth in Section 1.7042(i)(l) and 1.704-2(i)(2) of the Regulations.

"Membership Interest" means all of the interests (management, ownership, voting or otherwise) of a Member in the Company in the percentage set forth on Appendix A to this Agreement. "Net Cash Flow" means Net Cash from Operations less the proceeds from any nonrecurring sale or disposition of any Company assets or the refinancing or refunding of any Company property.

"Net Cash from Operations" means the gross cash proceeds from Company operations less all Company expenses, debt payments (principal and interest), capital improvements, reserves, replacements and contingencies, all as determined by the Members. "Net Cash from Operations" shall not be reduced by depreciation, amortization, cost recovery deduction, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this paragraph. "Net Cash from Operations" shall include all principal and interest payments with respect to any note or other obligation received by the Company.

"Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

"Nonrecourse Liability" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

"Percentage Interest" means the percentage set forth opposite the name of a Member on Appendix A which shall be such Member's percentage share of (i) the total amount of each Additional Capital Contribution required; (ii) total Profits or Losses of the Company to be allocated; and (iii) the total amount of each distribution.

"Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of a "Person" when the context so permits.

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

"Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

   (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss; and

   (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation
Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be subtracted from such taxable income or loss;

   (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

   (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

   (v) In lieu of the depreciation, amortization, and other cost recovery deduction taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

   (vi) To the extent an adjustment to the adjusted tax basis of any Company pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulation Section l.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

   (vii) Notwithstanding any other provision of this definition, any items specially allocated pursuant to Section C.2 or Section C.3 of Appendix C attached hereto shall not be taken into account in computing Profits and Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section C.2 of Appendix C attached hereto shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above. "Project" means the assisted living facility, consisting of approximatelv 80 units located at 410 Orchard Park, Ridgeland, Madison County, Mississippi on a portion of the property described on Appendix D, and any future improvements located on such property. "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Representatives" means either or both a MBME Representative and/or an Emeritus Representative or any designated successor, replacement or alternate for such person.

"Transfer" means, in either noun or verb form:

   (i) Any voluntary transfer, sale, gift or other disposition of all or part of a Membership Interest and any attempted such transfer, sale, gift or other disposition:

   (ii) Any involuntary transfer, sale or other disposition, including but not limited to involuntary transfers pursuant to any bankruptcy or insolvency law or by the action of any trustee, whether by law, in equity or otherwise, of, and any attempt to make or cause such involuntary transfer, sale or other disposition of, any Membership Interest;

   (iii) Any voluntary or involuntary security interest, lien, claim, collateral pledge or other encumbrance, writ of attachment, levy or other similar restriction upon, and any attempt to create, impose or foreclose any of the same upon, any Membership Interest; or

   (iv) any direct or indirect change of control in the owners or ownership structure of any Member.

"Triggering Event" means any one of the following events:

   (i) any attempted or purported Transfer in violation of this Agreement including without limitation the restrictions on Transfer contemplated by
Section 8.1; or

   (ii) any Event of Dissociation referred to in Section 8.2.

"Withdrawal Date" is defined in Section 8.4.

"Withdrawing Member" is defined in Section 8.4.

                APPENDIX A TO LIMITED LIABILITY COMPANY AGREEMENT
                        OF RIDGELAND ASSISTED LIVING, LLC
                         MEMBERS AS OF DECEMBER 23, 1998


                               Amount Initial          Membership
Name and Address               Capital Contribution    Interest

Mississippi Baptist Medical
Enterprises, Inc.               $909,377 (1)            50%
Emeritus Properties XI,
LLC                             $974,577 (2)            50%

(1) $100,000 of such initial capital contribution was paid concurrently with the execution of that Economic Interest Assignment Agreement and Subordination Agreement dated September 5, 1997 and the balance of such initial capital contribution shall be paid concurrently with the execution of this Operating Agreement.

(2) All of such initial capital contribution has already been paid through the prior operation of the Project.

                APPENDIX B TO LIMITED LIABILITY COMPANY AGREEMENT
                        OF RIDGELAND ASSISTED LIVING, LLC


                            CERTIFICATE OF FORMATION

                                   APPENDIX C
                ALLOCATIONS OF PROFITS AND LOSSES: DISTRIBUTIONS

C.1 Allocation of Profits.

Except as otherwise provided in Section C.2 or Section C.3 of this Appendix C, Profits and Losses shall be allocated as follows:

 (a) Profits.

   (i)First, pro rata to the Members in proportion to their adjusted Capital Account Deficit balances, in an amount equal to the sum of the adjusted Capital Account Deficit balances; and

   (ii) To the Members pro rata in accordance with their Percentage Interests.

 (b) Losses.

   (i)First, to the Members in accordance with their respective Percentage Interests to the extent their Adjusted Capital Accounts balance exceed their Adjusted Capital Contributions;

   (ii)Second, to the Members in proportion to their Adjusted Capital Contributions until their respective Adjusted Capital Accounts equal zero; and

   (iii)Third, to the Members pro rata in accordance with their Percentage Interests. C.2 Special Allocations.

The following special allocations shall be made in the following order:

 (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Appendix C, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Section 1.704-2(g). Allocation pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.

The items to be so allocated shall be determined in accordance with Section, 1.704-2(f)(6) and l.704-2(j)(2) of the Regulations. This Section C.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

 (b)Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Appendix C, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each ember pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section C.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

 (c)Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(d)(ii)(4), Section l.704-1(b)(2)(d)(ii)(5), or Section
1.704-1(b)(2)(d)(ii)(6) of the Regulations, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section C.2(c) shall be made only if and to the extent that such Member would have Adjusted Capital Account Deficit after all other allocations provided for this Appendix C have been tentatively made as if this Section C.2(c) were not part of the Agreement.

 (d)Gross Income Allocation. In the event that any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and

I.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section C.?(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Appendix C have been made as if Section C.2(c) hereof and this Section C.2(d) were not in the Agreement.

 (e)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members pro rata in accordance with their Percentage Interests.

 (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i)(1).

 (g)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) or Regulations
Section 1.704-1(b)(2)(iv)(m)(2), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the event that Regulations Section l.704-1(b)(2)(iv)(m)(2) applied, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

 (h) Allocations Relating to Taxable Issuance of Member Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an interest by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Item had not been received.
C.3 Curative Allocations.

The allocations set forth in Sections C.2(a), (b), (c), (d), (e), (f), and (g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section C.3. Therefore, notwithstanding any other provision of this Appendix C (other than the Regulatory Allocations), the Members shall make offsetting special allocations of income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Section C-1. In exercising its discretion under this Section C.3, the Members shall take into account future Regulatory Allocations under Section C.2(a)and C.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections C.2(e) and C.2(f).

C.4 Other Allocation Rules.

 (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

 (b) The Members are aware of the income tax consequences of the allocations made by this Appendix C and hereby agree to be bound by the provisions of this Appendix C in reporting their shares of income and loss for income tax purposes.

 (c) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor to treat distributions of Net Cash From Operations or Net Cash From Sales or Refinancings as having been made from the proceeds of a nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

 (d) The Members may upon the unanimous approval thereof, request that the Internal Revenue Service waive the provisions of Sections C.2(a) and C.2(b) hereof in accordance with Section 1.704-2(f)(4) of the Regulations.

C.5 Tax Allocations: Code Section 704(c).

In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members as to take accounts of any variation between the adjusted basis of such property of the Company for federal income tax purposes and its Initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to the provisions contained in the definition of "Gross Asset Value" in

Schedule 1 to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect is to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section C.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

C.6 Distributions of Net Cash From Operations. The Members shall review the financial results of the Company at least annually in the month of February and consider distributions to the Members. Except as otherwise provided in Section C.7 or Section C.8 hereof or as otherwise resolved by the Members, Net Cash From Operations, if any, shall be distributed to the Members not later than ninety (90) days after the end of each Fiscal Year in accordance with their Percentage Interests.

C.7 Limitations on Distributions and Persons Entitled to Distributions.

 (a) Notwithstanding anything to the contrary herein, no distribution hereunder shall be permitted unless the assets of the Company exceed the liabilities of the Company.

 (b) All distributions to the Members under this Agreement shall be made to the Persons shown on the records of the Company to be entitled thereto as of the last day of the fiscal period prior to the time for which such distribution is to be made, unless the transferor and transferee of any interest in the Company otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Members. With respect to any period in which a transferee of any interest of a Member is first entitled to a share of the Profits or Losses, the Company shall, with respect to such Profits and Losses, allocate such items among the Persons who were entitled to such items on a basis consistent with the provisions of the Code and the Treasury Regulations.

C.8 Distributions.

Any and all distributions to the Members under this Agreement other than distributions pursuant to a winding up of the Company) shall be applied and distributed in the following order:

 (a) First, to the payment and discharge of all of the Company's debts and liabilities excluding debts and liabilities to Members and their Affiliates;

 (b) Second, to the payment and discharge to the funding Members an amount equal to any Cumulative Preferred Return, pro rata in accordance with their respective Cumulative Preferred Return which have not previously been distributed to any such Members;

 (c) Third, to the payment and discharge to the funding Members an amount equal to any Excess Additional Capital Contribution, pro rata in accordance with their respective Excess Additional Capital Contribution which have not previously been distributed to any such Members;

 (d) Fourth, to the payment and discharge to the funding Members an amount equal to any Additional Capital Contribution, pro rata in accordance with their respective Additional Capital Contribution which have not previously been distributed to any such Members;

 (e) Fifth, to the payment and discharge of all of the Company's operating debts and liabilities to Members and their Affiliates.

 (f) Sixth, to the Members pro rata in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods; and

 (g) Thereafter, to the Members in accordance with their Percentage Interests.

Upon the occurrence of an Event of Dissolution set forth in Section 9.1 of the Agreement, the Company shall continue in accordance with the provisions of Sections 9.2, 9.3, 9.4, and 9.5 solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Company property has been distributed pursuant to this Section C-8. The Members shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company's liabilities and property, shall cause the Company property to be liquidated as promptly as is consistent with obtaining the fair market value thereof and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

 (a) First, to the payment and discharge of all of the Company's debts and liabilities to creditors:

 (b)Second, to the payment and discharge of all of the Company's debts and liabilities to Members and their Affiliates;

 (c) Third, to the payment and discharge to the funding Members an amount equal to any Cumulative Preferred Return, pro rata in accordance with their respective Cumulative Preferred Return which have not previously been distributed to any such Members; (d) Fourth, to the payment and discharge to the funding Members an amount equal to any Excess Additional Capital Contribution, pro rata in accordance with their respective Excess Additional Capital Contribution which have not previously been distributed to any such Members;

 (e) Fifth, to the payment and discharge to the funding Members an amount equal to any Additional Capital Contribution, pro rata in accordance with their respective Additional Capital Contribution which have not previously been distributed to any such Members;

 (f) Sixth, subject to the provisions of Section 3.4(c) to the Members pro rata in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods.

 (g) Thereafter, to the Members in accordance with their Percentage Interests.

No Member shall receive any additional compensation for any services performed pursuant to this Section C.8. Members shall have no obligation hereunder to subordinate in any manner their rights, or the rights of their Affiliates, as creditors of the Company.

C.9 Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Company or any Member shall be treated as amounts distributed to the Members pursuant to Sections C. 6, C. 7 and C. 8 of this Appendix C for all purposes under this Agreement. The Members are authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, or local law and shall allocate any such 3mounts to the vlembecs with respect to which such amount was withheld.

                                   EXHIBIT 7.5
                                    INSURANCE

Comprehensive General Liability in an amount of at least $ 1 million per occurrence; $3 million aggregate.

Business Auto Coverage in an amount of at least $l million per occurrence; $3 million aggregate.

Fire and Extended Property coverage in the full amount of the replacement cost of all improvements (estimated to be $6,600,000) or "All Risk" coverage as applicable.

Professional liability in an amount of at least $1 million per occurrence; $3 million aggregate.

Excess Liability in an amount of at least $50 million umbrella coverage.